Locke Liddell & Sapp LLP
Attorneys & Counselors
3400 JP Morgan Chase Tower		(713) 226-1200
600 Travis Street		Fax: (713) 223-3717
Houston, Texas 77002-3095	Austin • Dallas • Houston • New Orleans• Washington, D.C.	www.lockeliddell.com

Direct Number: (713) 226-1496
email: dtaylor@lockeliddell.com
March 5, 2007

Analytical Surveys, Inc.
8610 N. New Braunfels, Suite 205
San Antonio, Texas 78217

Ladies and Gentlemen:

We have acted as counsel for Analytical Surveys, Inc., a Colorado corporation (the “Company”), in connection with the filing of Amendment No. 1 to Registration Statement No. 333-139644 on Form S-3 (the “Registration Statement”) with respect to the registration of 1,244,529 shares (the “Shares”) of the common stock, no par value of the Company (the “Common Stock”) representing shares of Common Stock that are issuable upon partial conversion of three convertible debentures (the “Convertible Debentures”), which are to be offered and sold by current or future stockholders of the Company (the “Selling Stockholders”).

In connection with the foregoing, we have examined or are familiar with the corporate records of the Company, including its Articles of Incorporation, as amended, the Bylaws and minutes of meetings of its directors and stockholders. We have also examined the Registration Statement of the Company, including the related prospectus and other attachments, to be filed with the Securities and Exchange Commission to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”).

We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered and sold by the Selling Shareholders under the Registration Statement, when issued in accordance with the conversion provisions of the Convertible Debentures will be duly authorized and legally issued by the Company and fully paid and nonassessable.

The foregoing opinions are limited to the laws of the United States of America and the State of Texas. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statements made regarding our Firm and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

LOCKE LIDDELL & SAPP LLP

By:	/s/ David F. Taylor
David F. Taylor